Exhibit 10.9(8)

SALARY DEFERRMENT AGREEMENT

THIS AGREEMENT is effective as of the 1st day of February, 2009, by and between, Metalline Mining Company, a Nevada corporation (the “Employer” or “Company”) and                                                    (the “Employee”).

WHEREAS, to help the Company conserve its financial resources Employee and Employer have agreed that Employee will defer a portion of his current annual salary on the terms and conditions set forth below.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties agree as follows:

1. Salary Deferral. Notwithstanding any other agreement between the parties, the Employee agrees to defer 50% of his annual salary through January 31, 2010, provided that any deferred amounts shall be paid to Employee at the earlier of: (i) the Company being adequately funded to pay Employee the full amount of salary deferred, as determined in the sole judgment of the Company’s Board of Directors; or (ii) upon approval by the Board of Directors, for the occurrence of an Unforeseen Emergency, as defined below. Provided, however, if at any time the Board of Directors believes that payment, as required above, would jeopardize the ability of the Company to continue as a going concern, then such payments may be further deferred and will be made as soon as payment would no longer have such effect.

For purposes of this agreement, an Unforeseen Emergency includes: (i) a severe financial hardship resulting from an illness or accident of Employee, his spouse, beneficiary or dependent, (ii) the loss of Employee property due to casualty, (iii) the need to pay for medical expenses (including non-refundable deductibles and prescription drug medication), (iv) an imminent foreclosure of or eviction from Employee’s primary residence, or (v) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Employee.

2. Further Assurances. The parties to this Agreement hereby agree to execute and deliver all such further documents and instruments and do all acts and things as may be necessary or convenient to carry out the full intent and meaning of and to effect the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, Employer and Executive enter into this Agreement effective as of the date first set forth above.

Metalline Mining Company

Employee

By

Date:

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